Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter Financial Results

CHICAGO, IL, March 7, 2017 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2016. The Board of Directors of Monroe also declared its first quarter dividend of $0.35 per share, payable on March 31, 2017 to stockholders of record on March 17, 2017.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2016 Financial Highlights

•	Net investment income of $5.4 million, or $0.32 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.8 million, or $0.35 per share

•	Net increase in net assets resulting from operations of $7.5 million, or $0.45 per share

•	Net asset value (“NAV”) of $240.9 million, or $14.52 per share

•	Paid quarterly dividend of $0.35 per share on December 31, 2016

Full Year 2016 Financial Highlights

•	Net investment income of $22.5 million, or $1.55 per share as compared to $18.7 million, or $1.60 per share, for the year ended December 31, 2015

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $23.4 million, or $1.61 per share as compared to $18.8 million, or $1.61 per share, for the year ended December 31, 2015

•	Net increase in net assets resulting from operations of $24.4 million, or $1.68 per share as compared to $17.9 million, or $1.53 per share for the year ended December 31, 2015

•	NAV of $240.9 million, or $14.52 per share, a $0.33 per share increase from $14.19 per share at December 31, 2015

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong earnings for the fourth quarter of 2016, with Adjusted Net Investment Income of $0.35 per share, once again covering our fourth quarter dividend of $0.35 per share. Our Net Asset Value was $14.52 per share as compared to $14.42 per share last quarter, a $0.10 per share increase. We were also able to announce our regular dividend for the first quarter, which will again be $0.35 per share, an annualized yield of approximately 9% on our shares based on yesterday’s close. We are also pleased to have been able to continue to grow the portfolio during the quarter, increasing our portfolio by $36.3 million to $412.9 million as of year end. We have been able to put the proceeds of our accretive third quarter capital raise to work and the majority of the growth in the fourth quarter occurred at our SBIC subsidiary. Our recently announced upsize to our revolving credit facility and our access to $63.5 million of additional SBA-guaranteed debentures, will allow us to profitably grow our portfolio and continue to create long term value for our shareholders.”

Monroe Capital Corporation is the business development company affiliate of the award winning private debt investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2016	September 30, 2016
Consolidated Statements of Assets and Liabilities data:	(audited)	(unaudited)
Investments, at fair value	$412,920	$376,656
Total assets	$424,545	$387,410
Net asset value	$240,850	$239,087
Net asset value per share	$14.52	$14.42

	For the quarter ended
	December 31, 2016	September 30, 2016
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,377	$5,583
Adjusted net investment income (1)	$5,802	$5,787
Net gain (loss) on investments and secured borrowings	$2,155	$(1,971)
Net increase in net assets resulting from operations	$7,532	$3,612

Per share data:
Net investment income	$0.32	$0.36
Adjusted net investment income (1)	$0.35	$0.37
Net gain (loss) on investments and secured borrowings	$0.13	$(0.13)
Net increase in net assets resulting from operations	$0.45	$0.23

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 70 portfolio companies, with a total fair value of $412.9 million, as of December 31, 2016 as compared to debt and equity investments in 62 portfolio companies, with a total fair value of $376.7 million, as of September 30, 2016. The Company’s portfolio consists primarily of first lien loans, representing 79.2% of the portfolio as of December 31, 2016 and 77.7% of the portfolio as of September 30, 2016. As of December 31, 2016, the weighted average contractual and effective yield on the Company’s investments was 9.5% and 9.6%, respectively, as compared to the weighted average contractual and effective yield of 9.7% and 9.7%, respectively, as of September 30, 2016. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

Financial Review

Results of Operations: Fourth Quarter 2016

Net investment income for the quarter ended December 31, 2016 totaled $5.4 million, or $0.32 per share, compared to $5.6 million, or $0.36 per share, for the quarter ended September 30, 2016. Adjusted Net Investment Income was $5.8 million, or $0.35 per share, for the quarter ended December 31, 2016, compared to $5.8 million, or $0.37 per share, for the quarter ended September 30, 2016. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings – see Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Total investment income increased by $0.1 million during the quarter. Interest income increased during the quarter, primarily as a result in the increase in the size of the Company’s investment portfolio as the Company put more of the proceeds from the third quarter equity capital raise to work during the fourth quarter. This increase in interest income was offset by a decline in dividend income on the Company’s LLC investments during the quarter. Total expenses, net of incentive fee waiver, increased by $0.3 million during the quarter, primarily driven by increases in interest expense and base management fees given the growth of the portfolio as compared to the prior quarter. The Company’s manager, Monroe Capital BDC Advisors, LLC, provided a waiver of $0.3 million in part one incentive fees (incentive fees based on net investment income) during the quarter ended December 31, 2016.

Net gain (loss) on investments and secured borrowings was $2.2 million for the quarter ended December 31, 2016, compared to ($2.0) million for the quarter ended September 30, 2016. The net gain on investments and secured borrowings during the quarter ended December 31, 2016 was primarily the result of net unrealized mark-to-market gains on investments in the portfolio during the quarter.

Net increase in net assets resulting from operations was $7.5 million, or $0.45 per share, for the quarter ended December 31, 2016, compared to $3.6 million, or $0.23 per share, for the quarter ended September 30, 2016. This increase is primarily the result of net unrealized mark-to-market gains on investments during the quarter as net investment income declined only slightly as compared to the prior quarter. The Company’s NAV increased on a per share basis to $14.52 per share at December 31, 2016 from $14.42 per share at September 30, 2016. This increase in NAV per share was primarily driven by net mark-to-market gains on investments in the quarter.

Results of Operations: Full Year 2016

Net investment income for the year ended December 31, 2016 totaled $22.5 million, or $1.55 per share, compared to $18.7 million, or $1.60 per share, for the year ended December 31, 2015. Adjusted Net Investment Income was $23.4 million, or $1.61 per share, for the year ended December 31, 2016, compared to $18.8 million, or $1.61 per share, for the year ended December 31, 2015. Total investment income increased by $8.1 million during the year, primarily driven by increases in interest income as a result of a larger average portfolio size during 2016 and increases in dividend income on the Company’s LLC investments. Total expenses, net of incentive fee waiver, increased by $4.4 million during the year. This increase was primarily driven by a larger average portfolio, driving increases in interest expense, base management fees and incentive fees.

Net gain (loss) on investments and secured borrowings was $1.9 million for the year ended December 31, 2016, compared to ($0.8) million for the year ended December 31, 2015. The net gain on investments and secured borrowings during the year ended December 31, 2016 was primarily the result of net unrealized mark-to-market gains on investments in the portfolio during the year.

Net increase in net assets resulting from operations was $24.4 million, or $1.68 per share, for the year ended December 31, 2016, compared to $17.9 million, or $1.53 per share, for the year ended December 31, 2015. This increase is primarily the result of increases in net investment income during the year and net unrealized mark-to-market gains on investments in the portfolio during the year. The Company’s NAV increased to $14.52 per share at December 31, 2015 from $14.19 per share at December 31, 2015.

Liquidity and Capital Resources

At December 31, 2016, the Company had $6.0 million in cash, $2.4 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $129.0 million of total debt outstanding on its revolving credit facility and $51.5 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2016, the Company had $31.0 million available for additional borrowings on its revolving credit facility and $63.5 million in available SBA-guaranteed debentures.

On February 22, 2017, the Company closed a $40.0 million upsize to its revolving credit facility, from $160.0 million to $200.0 million in revolving commitments, in accordance with the facility’s accordion feature.

SBIC Subsidiary

As of December 31, 2016, MRCC SBIC had $41.0 million in leveragable capital, $2.4 million in cash and $97.1 million in investments at fair value. Additionally, MRCC SBIC had $51.5 million in SBA-guaranteed debentures outstanding.

In order for MRCC SBIC to gain access to the entirety of the $63.5 million in remaining additional SBA-guaranteed debentures, the Company would be required to contribute to MRCC SBIC an additional $16.5 million in leveragable capital. The SBA-guaranteed debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 200% asset coverage test under the Investment Company Act of 1940.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2016		September 30, 2016
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,377	$0.32	$5,583	$0.36
Net capital gains incentive fee	175	0.01	(138)	(0.01)
Excise taxes	250	0.02	342	0.02
Adjusted Net Investment Income	$5,802	$0.35	$5,787	$0.37

	For the year ended
	December 31, 2016		December 31, 2015
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$22,506	$1.55	$18,741	$1.60
Net capital gains incentive fee	175	0.01	-	-
Excise taxes	679	0.05	80	0.01
Adjusted Net Investment Income	$23,360	$1.61	$18,821	$1.61

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Fourth Quarter 2016 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, March 8, 2017 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #74963669.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 7, 2017.

6

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2016	September 30, 2016	December 31, 2015
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$353,980	$327,984	$295,819
Non-controlled affiliate company investments	50,041	42,423	38,747
Controlled affiliate company investments	8,899	6,249	6,525
Total investments, at fair value (amortized cost of: $413,242, $379,150 and $342,738, respectively)	412,920	376,656	341,091
Cash	5,958	5,974	5,278
Restricted cash	2,373	2,241	8,588
Interest receivable	2,643	2,121	1,606
Other assets	651	418	747
Total assets	424,545	387,410	357,310

LIABILITIES
Debt:
Revolving credit facility	129,000	104,500	123,700
SBA debentures payable	51,500	40,000	40,000
Total debt	180,500	144,500	163,700
Less: Unamortized deferred financing costs	(3,945)	(3,883)	(3,569)
Total debt less unamortized deferred financing costs	176,555	140,617	160,131
Secured borrowings, at fair value (proceeds of: $1,320, $1,633 and $2,535, respectively)	1,314	1,610	2,476
Payable for open trades	-	604	5,297
Interest payable	735	208	577
Management fees payable	1,749	1,594	1,503
Incentive fees payable	1,222	1,360	1,251
Accounts payable and accrued expenses	2,120	2,293	1,466
Directors fee payable	-	37	74
Total liabilities	183,695	148,323	172,775
Net assets	$240,850	$239,087	$184,535

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 16,582, 16,578 and 13,008
shares issued and outstanding, respectively	$17	$17	$13
Capital in excess of par value	233,526	237,040	184,419
Undistributed net investment income (accumulated distributions in excess of net investment income)	7,037	4,502	1,692
Accumulated net realized gain (loss) on investments	587	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	(317)	(2,472)	(1,589)
Total net assets	$240,850	$239,087	$184,535
Net asset value per share	$14.52	$14.42	$14.19

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015
	(unaudited)		(audited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$9,239	$8,387	$34,348	$30,222
Non-controlled affiliate company investments	1,229	1,117	4,511	3,522
Controlled affiliate company investments	110	20	140	1,127
Total interest income	10,578	9,524	38,999	34,871
Dividend income:
Non-controlled/non-affiliate company investments	251	251	1,002	325
Non-controlled affiliate company investments	-	1,133	3,546	301
Total dividend income	251	1,384	4,548	626
Fee income:
Non-controlled/non-affiliate company investments	368	220	1,435	1,351
Non-controlled affiliate company investments	36	-	36	50
Total fee income	404	220	1,471	1,401
Total investment income	11,233	11,128	45,018	36,898

Operating expenses:
Interest and other debt financing expenses	1,795	1,523	6,782	5,400
Base management fees	1,749	1,594	6,347	5,129
Incentive fees	1,495	1,223	5,777	4,685
Professional fees	306	237	988	835
Administrative service fees	331	324	1,287	1,078
General and administrative expenses	168	265	779	799
Excise taxes	250	342	679	83
Directors fees	35	37	146	148
Expenses before incentive fee waiver	6,129	5,545	22,785	18,157
Incentive fee waiver	(273)	-	(273)	-
Total expenses, net of incentive fee waiver	5,856	5,545	22,512	18,157

Net investment income	5,377	5,583	22,506	18,741

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	-	-	587	304
Net realized gain (loss) on investments	-	-	587	304

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	310	200	(610)	(1,944)
Non-controlled affiliate company investments	3,199	618	7,013	6,585
Controlled affiliate company investments	(1,337)	(2,666)	(5,078)	(5,726)
Net change in unrealized appreciation (depreciation) on investments	2,172	(1,848)	1,325	(1,085)

Net change in unrealized (appreciation) depreciation on secured borrowings	(17)	(123)	(53)	(68)

Net gain (loss) on investments and secured borrowings	2,155	(1,971)	1,859	(849)

Net increase (decrease) in net assets resulting from operations	$7,532	$3,612	$24,365	$17,892

Per common share data:
Net investment income per share - basic and diluted	$0.32	$0.36	$1.55	$1.60
Net increase in net assets resulting from operations per share - basic and diluted	$0.45	$0.23	$1.68	$1.53
Weighted average common shares outstanding - basic and diluted	16,578	15,559	14,546	11,683

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015

Interest income	$10,000	$8,914	$36,448	$32,536
Dividend income	251	1,384	4,548	626
Fee income	404	220	1,471	1,401
Prepayment gain (loss)	159	227	995	1,230
Accretion of discounts and amortization of premiums	419	383	1,556	1,105
Total investment income	$11,233	$11,128	$45,018	$36,898

The composition of the Company’s interest expense and other debt financing expenses was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2016	September 30, 2016	December 31, 2016	December 31, 2015

Interest expense - revolving credit facility	$1,171	$935	$4,422	3,290
Interest expense - SBA debentures	359	329	1,340	1,080
Amortization of deferred financing costs	217	222	820	742
Interest expense - secured borrowings	24	27	123	198
Other	24	10	77	90
Total interest and other debt financing expenses	$1,795	$1,523	$6,782	$5,400

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe Capital LLC has been recognized by Private Debt Investor as 2016 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Media Contact:	Emily Stoermer

BackBay Communications

(617) 391-0801

Email: emily.stoermer@backbaycommunications.com